Exhibit 4.2

BARCLAYS PLC,

Issuer,

THE BANK OF NEW YORK MELLON, LONDON BRANCH,

as Trustee

and

THE BANK OF NEW YORK MELLON SA/NV, LUXEMBOURG BRANCH

as Senior Debt Security Registrar

SIXTH SUPPLEMENTAL INDENTURE

Dated as of May 7, 2020

To the Senior Debt Securities Indenture, dated as of January 17, 2018,

Between Barclays PLC

and

The Bank of New York Mellon, London Branch, as Trustee

$1,750,000,000 Principal Amount of 2.852% Fixed-to-Floating Rate Senior Notes due 2026

-i-

-ii-

SIXTH SUPPLEMENTAL INDENTURE, dated as of May 7, 2020 (the “Sixth Supplemental Indenture”), among BARCLAYS PLC, a public limited company registered in England and Wales (herein called the “Company”), having its registered office at 1 Churchill Place, London E14 5HP, United Kingdom, THE BANK OF NEW YORK MELLON, LONDON BRANCH, a New York banking corporation, as Trustee and Paying Agent (herein called the “Trustee”), having a Corporate Trust Office at One Canada Square, London E14 5AL, United Kingdom, and THE BANK OF NEW YORK MELLON SA/NV, LUXEMBOURG BRANCH, as Senior Debt Security Registrar, having an office at 2-4 Rue Eugene Ruppert, Vertigo Building – Polaris, Luxembourg, 2453, Luxembourg, to the SENIOR DEBT SECURITIES INDENTURE, dated as of January 17, 2018, between the Company and the Trustee (as heretofore amended and supplemented, the “Base Indenture” and, together with this Sixth Supplemental Indenture, the “Indenture”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee are parties to the Base Indenture, which provides for the issuance by the Company from time to time of its Senior Debt Securities in one or more series;

WHEREAS, Section 9.01 of the Base Indenture permits supplements thereto without the consent of Holders of Senior Debt Securities to establish the form or terms of Senior Debt Securities of any series as permitted by Sections 2.01 and 3.01 of the Base Indenture and to add to, change or eliminate any of the provisions of the Base Indenture with respect to Senior Debt Securities issued on or after the date hereof;

WHEREAS, as contemplated by Section 3.01 of the Base Indenture, the Company intends to issue an additional series of Senior Debt Securities, to be known as the Company’s “2.852% Fixed-to-Floating Rate Senior Notes due 2026” (the “Securities”) under the Indenture;

WHEREAS, the Company and the Trustee desire to amend the Base Indenture to change certain execution formalities with respect to Senior Debt Securities issued on or after the date hereof;

WHEREAS, the Company has taken all necessary corporate action to authorize the execution and delivery of this Sixth Supplemental Indenture;

NOW, THEREFORE, THIS SIXTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee mutually agree as follows with regard to the Securities:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 1.01 Definitions. Except as otherwise expressly provided or unless the context otherwise requires, all terms used in this Sixth Supplemental Indenture that are defined in the Base Indenture shall have the meanings ascribed to them in the Base Indenture.

The following terms used in this Sixth Supplemental Indenture have the following respective meanings with respect to the Securities only:

“Bail-in Legislation” has the meaning set forth in Section 2.14 hereof.

“Base Indenture” has the meaning set forth in the first paragraph of this Sixth Supplemental Indenture.

“Benchmark” means, initially, LIBOR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if the Company or the Company’s designee cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company or the Company’s designee as of the Benchmark Replacement Date:

(1) the sum of: (a) Term SOFR and (b) the Benchmark Replacement Adjustment;

(2) the sum of: (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor Body and (b) the Benchmark Replacement Adjustment;

(4) the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(5) the sum of: (a) the alternate rate of interest that has been selected by the Company or the Company’s designee as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company or the Company’s designee as of the Benchmark Replacement Date:

(1) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;

(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company or the Company’s designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of Interest Period, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Company or the Company’s designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company or the Company’s designee decides that adoption of any portion of such market practice is not administratively feasible or if the Company or the Company’s designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company or the Company’s designee determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein. For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“BRRD” has the meaning set forth in Section 2.14 hereof.

“BRRD Party” has the meaning set forth in Section 2.14 hereof.

“Business Day” means any weekday, other than one on which banking institutions are authorized or obligated by law, regulation or executive order to close in London, England or in New York City.

“Calculation Agent” has the meaning set forth in Annex I hereto.

“Capital Regulations” means, at any time, the laws, regulations, requirements, standards, guidelines and policies relating to capital adequacy and/or minimum requirement for own funds and eligible liabilities and/or loss absorbing capacity for credit institutions of either (i) the PRA and/or (ii) any other national or European authority, in each case then in effect in the United Kingdom (or in such other jurisdiction in which the Company may be organized or domiciled) and applicable to the Group including, as at the date hereof, CRD and related technical standards.

“Capital Requirements Directive” means Directive 2013/36/EU on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, as amended or replaced from time to time (including as amended by Directive (EU) 2019/878 of the European Parliament and of the Council of May 20, 2019) or similar laws in the United Kingdom.

“Company” has the meaning set forth in the first paragraph of this Sixth Supplemental Indenture, and includes any successor entity.

“Comparable Treasury Issue” has the meaning set forth in Section 2.04 hereof.

“Comparable Treasury Price” has the meaning set forth in Section 2.04 hereof.

“Compounded SOFR” means the compounded average of daily SOFR rates for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the Company in accordance with:

(1) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that:

(2) if, and to the extent that, the Company or the Company’s designee determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Company or the Company’s designee giving due consideration to any industry-accepted market practice for U.S. dollar denominated floating rate notes at such time.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“CRD” means the legislative package consisting of the Capital Requirements Directive and the CRD Regulation.

“CRD Regulation” means Regulation (EU) No. 575/2013 on prudential requirements for credit institutions and investment firms of the European Parliament and of the Council of June 26, 2013, as amended or replaced from time to time (including as amended by Regulation (EU) 2019/876 of the European Parliament and of the Council of May 20, 2019, to the extent then in application) or similar laws in the United Kingdom.

“designee” means a designee as selected and separately appointed by the Company as designee for the Securities in writing.

“Determination Agent” has the meaning set forth in Section 2.04 hereof.

“DTC” means The Depository Trust Company, or any successor clearing system.

“EEA Bail-in Power” has the meaning set forth in Section 2.14 hereof.

“EEA BRRD Liability” has the meaning set forth in Section 2.14 hereof.

“EU Bail-in Legislation Schedule” has the meaning set forth in Section 2.14 hereof.

“Federal Reserve Bank of New York’s Website” means the website of the FRBNY at http://www.newyorkfed.org, or any successor source.

“Fixed Interest Rate” has the meaning set forth in Annex I hereto.

“Fixed Rate Interest Payment Date” has the meaning set forth in Annex I hereto.

“Fixed Rate Period” has the meaning set forth in Annex I hereto.

“Floating Interest Rate” has the meaning set forth in Annex I hereto.

“Floating Rate Interest Payment Date” has the meaning set forth in Annex I hereto.

“Floating Rate Interest Period” has the meaning set forth in Annex I hereto.

“Floating Rate Period” has the meaning set forth in Annex I hereto.

“FRBNY” means the Federal Reserve Bank of New York.

“Group” means the Company (or any successor entity) and its consolidated subsidiaries.

“Indenture” has the meaning set forth in the first paragraph of this Sixth Supplemental Indenture.

“Interest Determination Date” has the meaning set forth in Annex I hereto.

“Interest Payment Date” has the meaning set forth in Annex I hereto.

“Interest Reset Date” has the meaning set forth in Annex I hereto.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. (“ISDA”) or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Issue Date” has the meaning set forth in Section 2.01(f) hereof.

“LIBOR” has the meaning set forth in Annex I hereto.

“London Banking Day” has the meaning set forth in Annex I hereto.

“Loss Absorption Disqualification Event” with respect to a series of securities means the whole or any part of the principal amount of the Securities Outstanding of such series at any time being excluded from or ceasing to count towards the Company’s and/or the Group’s own funds and eligible liabilities and/or loss absorbing capacity, in each case for the purposes of, and in accordance with, the relevant Capital Regulations, provided that a Loss Absorption Disqualification Event shall not occur if such whole or part of the principal amount of the Securities Outstanding of such series is excluded from, or ceases to count towards, such own funds and eligible liabilities and/or loss absorbing capacity due to the remaining maturity of the Securities of such series being less than the period prescribed by the relevant Capital Regulations.

“Loss Absorption Regulations Event” means that (i) any Capital Regulations become effective with respect to the Company and/or the Group or (ii) there is an amendment to, or change in, any Capital Regulation, or any change in the official application of any Capital Regulation that becomes effective with respect to the Company and/or the Group.

“Make-Whole Redemption” has the meaning set forth in Section 2.04 hereof.

“Margin” has the meaning set forth in Annex I hereto.

“Monetary Judgment” has the meaning set forth in Section 2.07(c) hereof.

“Non-Payment Event” has the meaning set forth in Section 2.07(b) hereof.

“Par Redemption” has the meaning set forth in Section 2.04 hereof.

“Par Redemption Date” has the meaning set forth in Annex I hereto.

“Performance Obligation” has the meaning set forth in Section 2.07(c) hereof.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is LIBOR, 11:00 a.m. (London time) on the day that is two London Banking Days preceding the date of such determination, and (2) if the Benchmark is not LIBOR, the time determined by the Company or the Company’s designee in accordance with the Benchmark Replacement Conforming Changes.

“Reference Treasury Dealer” has the meaning set forth in Section 2.04 hereof.

“Reference Treasury Dealer Quotations” has the meaning set forth in Section 2.04 hereof.

“Regular Record Date” means the close of business on the Business Day immediately preceding each Interest Payment Date (or, if the Securities are held in definitive form, the close of business on the 15th Business Day preceding each Interest Payment Date).

“Relevant EEA Resolution Authority” has the meaning set forth in Section 2.14 hereof.

“Relevant Governmental Body” means the Federal Reserve Board and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or the FRBNY or any successor thereto.

“Reuters Page LIBOR01” has the meaning set forth in Annex I hereto.

“Sixth Supplemental Indenture” has the meaning set forth in the first paragraph of this Sixth Supplemental Indenture.

“Securities” has the meaning set forth in the Recitals to this Sixth Supplemental Indenture.

“Senior Enforcement Event” has the meaning set forth in Section 2.08 hereof.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the FRBNY, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website (or any successor source).

“Stated Maturity” has the meaning set forth in Section 2.01(g) hereof.

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Treasury Rate” has the meaning set forth in Section 2.04 hereof.

“Trustee” has the meaning set forth in the first paragraph of this Sixth Supplemental Indenture, and includes any successor entity.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

A “Winding-Up Event” with respect to the Securities shall result if (i) a court of competent jurisdiction in England (or such other jurisdiction in which the Company may be organized) makes an order for the Company’s winding-up which is not successfully appealed within thirty (30) days of the making of such order, (ii) the Company’s shareholders adopt an effective resolution for the Company’s winding-up (other than, in the case of either (i) or (ii) above, under or in connection with a scheme of reconstruction, merger or amalgamation not involving a bankruptcy or insolvency) or (iii) following the appointment of an administrator of the Company, the administrator gives notice that it intends to declare and distribute a dividend.

SECTION 1.02 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 1.03 Separability Clause. In case any provision in this Sixth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 1.04 Benefits of Instrument. Nothing in this Sixth Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under the Indenture.

SECTION 1.05 Relation to Base Indenture. This Sixth Supplemental Indenture constitutes an integral part of the Indenture. Except for the provisions set out in Article III, all provisions of this Sixth Supplemental Indenture are expressly and solely for the benefit of the Holders of the Securities and the Trustee and any such provisions shall not be deemed to apply to any other Senior Debt Securities issued under the Base Indenture and shall not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the Securities. The provisions set out in Article III apply to Senior Debt Securities authenticated, delivered and issued on or after the date of this Sixth Supplemental Indenture.

SECTION 1.06 Construction and Interpretation. Unless the context otherwise requires:

(a) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Sixth Supplemental Indenture, refer to this Sixth Supplemental Indenture as a whole and not to any particular provision of this Sixth Supplemental Indenture;

(b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c) the terms “U.S. dollars,” “US$” and “$” refer to the lawful currency for the time being of the United States;

(d) references herein to a specific Section, Article or Exhibit refer to Sections or Articles of, or an Exhibit to, this Sixth Supplemental Indenture;

(e) wherever the words “include”, “includes” or “including” are used in this Sixth Supplemental Indenture, they shall be deemed to be followed by the words “without limitation;”

(f) references to a Person are also to its successors and permitted assigns; and

(g) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

2.852% FIXED-TO-FLOATING RATE SENIOR NOTES DUE 2026

SECTION 2.01 Creation of Series; Establishment of Form.

(a) There is hereby established an additional series of Senior Debt Securities under the Base Indenture entitled the “2.852% Fixed-to-Floating Rate Senior Notes due 2026.”

(b) The Securities shall be issued initially in the form of one or more registered Global Securities that shall be deposited with DTC on the Issue Date. The Global Securities shall be registered in the name of Cede & Co. and executed and issued in substantially the form attached hereto as Exhibit A.

(c) The Company shall issue the Securities in an aggregate principal amount of $1,750,000,000. The Company may from time to time, without the consent of the Holders of the Securities, issue additional securities of such series having the same ranking and same interest rate, Stated Maturity, redemption terms and other terms as the Securities described in this Sixth Supplemental Indenture, except for the price to the public and Issue Date. Any such additional securities subsequently issued shall rank equally and ratably with the Securities in all respects, so that such further securities shall be consolidated and form a single series with the applicable series of the Securities.

(d) Any proposed transfer of an interest in Securities held in the form of a Global Security shall be effected through the book-entry system maintained by DTC.

(e) The Securities shall not have a sinking fund.

(f) The Securities shall be issued on May 7, 2020 (the “Issue Date”).

(g) The stated maturity of the principal of the Securities shall be May 7, 2026 (the “Stated Maturity”).

(h) The Securities shall be redeemable prior to their Stated Maturity in accordance with Section 2.04 hereof.

(i) The Securities shall be issued in minimum denominations of $200,000 in principal amount and integral multiples of $1,000 in excess thereof.

(j) Section 11.09 of the Base Indenture shall apply to the Securities.

(k) The Securities shall constitute the Company’s direct, unconditional, unsecured and unsubordinated obligations and shall at all times rank pari passu without any preference among themselves. In the event of a winding-up or administration of the Company, the Securities shall rank pari passu with all other outstanding unsecured and unsubordinated obligations of the Company, present and future, except such obligations as are preferred by operation of law.

SECTION 2.02 Interest.

(a) The interest rate on the Securities shall be, or shall be determined, as set forth in Annex I hereto.

(b) The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name the relevant Security (or any Predecessor Security) is registered at the close of business on the Regular Record Date for such interest.

SECTION 2.03 Payment of Principal, Interest and Other Amounts.

(a) Payments of principal of and interest on the Securities shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts and such payments on Securities represented by a Global Security shall be made through one or more Paying Agents appointed under the Base Indenture to DTC or its nominee, as the Holder or Holders of the Global Security. Initially, the Paying Agent for the Securities shall be The Bank of New York Mellon, London Branch, One Canada Square, London E14 5AL, United Kingdom and the Place of Payment in respect of the Securities shall be the Corporate Trust Office of the Trustee, which as of the date hereof is hereby designated for purposes of the Securities initially as the office or agency of the Trustee located at said address. Initially, the Senior Debt Security Registrar for the Securities shall be The Bank of New York Mellon SA/NV, Luxembourg Branch, 2-4 Rue Eugene Ruppert, Vertigo Building – Polaris, Luxembourg, 2453, Luxembourg (which location shall also be a Place of Payment for purposes of Section 3.05(a) of the Base Indenture). The Company at any time and from time to time may change the Paying Agent or, subject to Section 9.01 of the Base Indenture, the Place of Payment, and the Senior Debt Security Registrar without prior notice to the Holders of the Securities, and in such an event the Company may act as Paying Agent or Senior Debt Security Registrar. Payments of principal of and interest on the Securities represented by a Global Security shall be made by wire transfer of immediately available funds; provided, however, that in the case of payments of principal, such Global Security is first surrendered to the Paying Agent. If a date of redemption or repayment or the Stated Maturity is not a Business Day, the Company may pay interest and principal and/or any amount payable upon redemption or repayment of the Securities on the next succeeding Business Day, but interest on that payment will not accrue during the period from and after the date of redemption or repayment or such Stated Maturity.

SECTION 2.04 Optional Redemption. Subject to the notice period and provisions set forth in Sections 11.02 and 11.04 of the Base Indenture, and to the conditions set forth in Section 11.10 of the Base Indenture as amended hereby, the Company may redeem, at its option (A) the Securities at any time outstanding, in whole or in part, at any time on or after November 7, 2020 (six months following the Issue Date and, if any additional Securities are issued after the Issue Date, except for the period of six months beginning on the issue date for any additional Securities) to (but excluding) the Par Redemption Date, at an amount equal to the higher of (i) 100% of the principal amount of the Securities to be redeemed and (ii) as determined by the Determination Agent, the sum of the present values of the principal (discounted from the Par Redemption Date) and remaining payments of interest to be made on any scheduled Fixed Rate Interest Payment Date to the Par Redemption Date for the Securities to be redeemed (not including accrued but unpaid interest, if any, on the principal amount of the Securities) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 40 basis points together with, in either case of (i) or (ii) above, accrued but unpaid interest, if any, on the principal amount of the Securities to be redeemed to (but excluding) the Redemption Date (the “Make-Whole Redemption”) and/or (B) the Securities then outstanding, in whole but not in part, on the Par Redemption Date, at an amount equal to 100% of their principal amount together with accrued but unpaid interest, if any, on the principal amount of the Securities to be redeemed to (but excluding) the Redemption Date (the “Par Redemption”).

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to: (1) the yield, under the heading which represents the average for the week immediately prior to the calculation date, appearing in the most recently published statistical release designated “H.15”, or any successor publication that is published by the Board of Governors of the Federal Reserve System that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity, under the caption “Treasury Constant Maturities”, for the maturity most closely corresponding to the Par Redemption Date of the Securities being redeemed (if no maturity is within three months before or after the Par Redemption Date of the Securities to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month); or (2) if such release (or any successor release) is not published during the week immediately prior to the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date; provided that, if the period from the Redemption Date to the Par Redemption Date is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year will be used.

The Treasury Rate shall be calculated by the Determination Agent on the third Business Day preceding the Redemption Date.

In determining the Treasury Rate, the below terms will have the following meaning:

“Comparable Treasury Issue” means, with respect to the Redemption Date, the U.S. Treasury security selected by the Determination Agent as having an actual or interpolated maturity comparable with the remaining term to the Par Redemption Date of the Securities that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities denominated in U.S. dollars and of comparable maturity to the remaining term to the Par Redemption Date of the Securities.

“Comparable Treasury Price” means, with respect to the Redemption Date, (i) the arithmetic average of the Reference Treasury Dealer Quotations for such Redemption Date (calculated on the third Business Day preceding such Redemption Date), after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if fewer than five such Reference Treasury Dealer Quotations are received, the arithmetic average of all such quotations, or (iii) if fewer than two such Reference Treasury Dealer Quotations are received, then such Reference Treasury Dealer Quotation as quoted in writing to the Determination Agent by a Reference Treasury Dealer.

“Determination Agent” means an investment bank or financial institution of international standing selected by the Company and which may be an affiliate of the Company.

“Reference Treasury Dealer” means each of up to five banks selected by the Company (following, where practicable, consultation with the Determination Agent, if applicable), or the affiliates of such banks, which are (i) primary U.S. government securities dealers, and their respective successors, or (ii) market makers in pricing corporate bond issues.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and the Redemption Date, the arithmetic average, as determined by the Determination Agent, of the bid and offered prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) at 11:00 a.m., New York time, on the third Business Day preceding such Redemption Date.

Unless the Company defaults on payment of the Redemption Price, interest will cease to accrue on the Redemption Date on the Securities or portions thereof called for redemption. The Trustee has no responsibility for any calculation or determination in respect of the establishment of the Make-Whole Redemption price and shall be entitled to receive and rely conclusively upon an Officer’s Certificate executed in accordance with the Base Indenture that states the Make-Whole Redemption price.

SECTION 2.05 Loss Absorption Disqualification Event Redemption. If a Loss Absorption Regulations Event occurs on or after the Issue Date that does, or would be likely to (in the opinion of the Company, the PRA or the Relevant U.K. Resolution Authority), result in a Loss Absorption Disqualification Event, the Company may, at the Company’s option, at any time, redeem the Securities, in whole but not in part, at a Redemption Price equal to 100% of the principal amount of the Securities being redeemed together with accrued but unpaid interest, if any, on the principal amount of the Securities to be redeemed to (but excluding) the Redemption Date. For the avoidance of doubt, except as otherwise set forth in this Sixth Supplemental Indenture, Article 11 of the Base Indenture shall apply to any redemption of Securities pursuant to this Section 2.05.

SECTION 2.06 Events of Default. The terms of Sections 5.01, 5.02 and 5.03 (except for Sections 5.03(c) and 5.03(f)) of the Base Indenture shall not apply to the Securities and shall be replaced in their entirety by the enforcement events and remedies set forth in Section 2.07 hereof.

SECTION 2.07 Enforcement Events and Remedies.

(a) If a Winding-Up Event occurs, the principal amount of the Outstanding Securities, together with any accrued but unpaid interest thereon, shall become immediately due and payable, without the need of any further action on the part of the Trustee, the Holders or any other Person.

(b) If the Company fails to pay any amount that has become due and payable under the Securities and such failure continues for fourteen (14) days, the Trustee may provide a written notice of such failure to the Company. If within a period of fourteen (14) days following the provision of such notice, the failure continues and has not been cured nor waived (a “Non-Payment Event”), the Trustee may at its discretion and without further notice to the Company institute proceedings in England (or such other jurisdiction in which the Company may be organized) (but not elsewhere) for the Company’s winding-up and/or prove in the Company’s winding-up and/or claim in the Company’s liquidation or administration.

(c) In addition to the remedies for a Non-Payment Event provided in Section 2.07(b) hereof, the Trustee may, without further notice, institute such proceedings against the Company as the Trustee may deem fit to enforce any term, obligation or condition binding on the Company under the Securities or the Indenture (other than any payment obligation of the Company under or arising from the Securities or the Indenture, including, without limitation, payment of any principal or interest, including Additional Amounts) (such obligation, a “Performance Obligation”); provided always that the Trustee (acting on behalf of the Holders and Beneficial Owners of the Securities) and the Holders and Beneficial Owners of the Securities may not enforce, and may not be entitled to enforce or otherwise claim, against the Company any judgment or other award given in such proceedings that requires the payment of money by the Company, whether by way of damages or otherwise (a “Monetary Judgment”), except by proving such Monetary Judgment in the Company’s winding-up and/or by claiming such Monetary Judgment in the Company’s administration.

(d) By its acquisition of the Securities, each Holder and Beneficial Owner of the Securities acknowledges and agrees that such Holder and Beneficial Owner shall not seek to enforce or otherwise claim, and shall not direct the Trustee (acting on behalf of the Holders and Beneficial Owners of the Securities) to enforce or otherwise claim, a Monetary Judgment against the Company in connection with the Company’s breach of a Performance Obligation, except by proving such Monetary Judgment in the Company’s winding-up and/or by claiming such Monetary Judgment in the Company’s administration.

(e) Other than the limited remedies specified in this Section 2.07 and subject to Section 2.07(f) hereof, no remedy against the Company shall be available to the Trustee (acting on behalf of the Holders and Beneficial Owners of the Securities) or the Holders and Beneficial Owners of the Securities whether for the recovery of amounts owing in respect of such Securities or under the Indenture or in respect of any breach by the Company of any of the Company’s obligations under or in respect of the terms of such Securities or under the Indenture in relation thereto; provided, however, that the Company’s obligations to, and rights of, the Trustee under Section 6.07 of the Base Indenture and the Trustee’s rights to have money collected applied first to pay amounts due to it under such Section pursuant to Section 5.06 of the Base Indenture expressly survive any Senior Enforcement Event.

(f) Notwithstanding the limitation on remedies specified in this Section 2.07, (1) the Trustee shall have such powers as are required to be authorized to it under the Trust Indenture Act in respect of the rights of the Holders of the Securities under the provisions of the Indenture and (2) nothing shall impair the right of a Holder of the Securities under the Trust Indenture Act, absent such Holder’s consent, to sue for any payment due but unpaid with respect to the Securities. No Holder of Securities shall be entitled to proceed directly against the Company except as described in Section 5.07 of the Base Indenture.

SECTION 2.08 Trustee’s Duties. In case of a Senior Enforcement Event with respect to the Securities, the Trustee shall with respect to such Securities exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. For these purposes, a “Senior Enforcement Event” shall occur (i) upon the occurrence of a Winding-Up Event, (ii) upon the occurrence of a Non-Payment Event or (iii) upon a breach by the Company of a Performance Obligation with respect to the Securities.

SECTION 2.09 Waiver of Certain Past Events of Default. For purposes of the Base Indenture and with respect to the Securities, Section 5.13 of the Base Indenture shall be replaced in its entirety by the following:

“(a) Holders of not less than a majority in aggregate principal amount of the Outstanding Senior Debt Securities of any series may on behalf of the Holders of all of the Senior Debt Securities of such series waive any past Event of Default that results from a breach by the Company of a Performance Obligation. Holders of a majority of the aggregate principal amount of the Outstanding Senior Debt Securities of such series shall not be entitled to waive any past Event of Default that results from a Winding-Up Event or a Non-Payment Event.

(b) Upon the occurrence of any waiver permitted by paragraph (a) above, such Event of Default shall cease to exist, and any Event of Default with respect to any series arising therefrom shall be deemed to have been cured and not to have occurred for every purpose of this Senior Debt Securities Indenture, but no such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon.”

SECTION 2.10 Notice of Defaults Following an Event of Default. For purposes of the Base Indenture and with respect to the Securities, Section 6.02 of the Base Indenture shall be replaced in its entirety by the following:

“Within ninety (90) days after the occurrence of any Event of Default hereunder with respect to Senior Debt Securities of any series, the Trustee shall transmit in the manner and to the extent provided in Section 1.06 to Holders of Senior Debt Securities of such series notice of such Event of Default hereunder actually known to the Trustee, unless such Event of Default shall have been cured or waived; provided, however, that the Trustee shall be protected in withholding such notice if a trust committee of Responsible Officers of the Trustee determine in good faith that the withholding of such notice is in the interest of the Holders of Senior Debt Securities of such series.”

SECTION 2.11 Applicability of the Term “Event of Default. For purposes of the Base Indenture, the term “Event of Default” shall mean “Senior Enforcement Event” as defined in this Sixth Supplemental Indenture, except that the term “Event of Default” as used in Sections 3.05(c)(ii) and 6.07 of the Base Indenture and Article 8 of the Base Indenture shall mean “Winding-Up Event.”

SECTION 2.12 Certain Acts of Holders Following an Event of Default. For purposes of the Base Indenture and with respect to the Securities, Section 1.04(d) of the Base Indenture shall be replaced in its entirety by the following:

“Upon receipt by the Trustee from any Holder of Senior Debt Securities of a particular series of any direction referred to in Section 5.12 with respect to Senior Debt Securities of such series, if the Trustee shall not have taken the action specified in such direction, then the Trustee may set a record date for determining the Holders of Outstanding Senior Debt Securities of such series entitled to join in such direction. The Trustee will notify the Company and the Holders of Outstanding Senior Debt Securities of such series of any such record date so fixed. The Holders of Outstanding Senior Debt Securities of such series as of the close of business on such record date, and no other Holders, shall be entitled to join in such direction, whether or not such Holders remain Holders after such record date.”

SECTION 2.13 Notice of Redemption.

(a) Before the Company may redeem the Securities pursuant to Section 2.04 or Section 2.05 hereof or pursuant to Section 11.09 of the Base Indenture, the Company shall deliver via DTC or the relevant clearing system(s) (or, if the Securities are definitive Securities, to the Holders at their addresses shown on the register for the Securities) prior notice of not less than fifteen (15) days, nor more than sixty (60) days, to the Holders of the Securities. The Company shall deliver written notice of such redemption of the Securities to the Trustee at least five (5) Business Days prior to the date on which the relevant notice of redemption is sent to Holders (unless a shorter notice period shall be satisfactory to the Trustee). Such notice shall specify the Company’s election to redeem the Securities and the date fixed for such redemption and shall be irrevocable except in the limited circumstances described in paragraphs (b) below.

(b) If the Company has delivered a notice of redemption pursuant to paragraph (a) of this Section 2.13, but prior to the payment of the redemption amount with respect to such redemption the Relevant U.K. Resolution Authority exercises its U.K. Bail-in Power with respect to the Securities, such redemption notice shall be automatically rescinded and shall be of no force and effect, and no payment in respect of the redemption amount shall be due and payable.

(c) If any event specified in paragraph (b) above occurs, the Company shall promptly deliver notice to the Holders of the Securities via DTC or the relevant clearing system(s) (or, if the Securities are definitive Securities, to the Holders at their addresses shown on the shown on the register for the Securities) and to the Trustee directly, specifying the occurrence of the relevant event.

SECTION 2.14 Acknowledgement with respect to Treatment of EEA BRRD Liabilities. Notwithstanding and to the exclusion of any other term of the Indenture, this Sixth Supplemental Indenture or any other agreements, arrangements, or understanding between the BRRD Party, on the one hand, and the Company, on the other hand, the Company acknowledges and accepts that an EEA BRRD Liability arising under the Indenture and this Sixth Supplemental Indenture may be subject to the exercise of EEA Bail-in Powers by the Relevant EEA Resolution Authority, and acknowledges, accepts, and agrees to be bound by:

(a) the effect of the exercise of EEA Bail-in Powers by the Relevant EEA Resolution Authority in relation to any EEA BRRD Liability that (without limitation) may include and result in any of the following, or some combination thereof:

(i) the reduction of all, or a portion, of the EEA BRRD Liability or outstanding amounts due thereon;

(ii) the conversion of all, or a portion, of the EEA BRRD Liability into shares, other securities or other obligations of the BRRD Party or another person, and the issue to or conferral on the Company of such shares, securities or obligations;

(iii) the cancellation of the EEA BRRD Liability; or

(iv) the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due including by suspending payment for a temporary period.

(b) the variation of the terms of the Indenture or this Sixth Supplemental Indenture, as deemed necessary by the Relevant EEA Resolution Authority, to give effect to the exercise of EEA Bail-in Powers by the Relevant EEA Resolution Authority in respect of the BRRD Party.

For these purposes:

“Bail-in Legislation” means in relation to a member state of the European Economic Area or the United Kingdom which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time.

“BRRD” means EU Directive 2014/59/EU of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms.

“BRRD Party” means The Bank of New York Mellon SA/NV, Luxembourg Branch, solely and exclusively in its role as Senior Debt Security Registrar under the Indenture and this Sixth Supplemental Indenture. For the avoidance of doubt, The Bank of New York Mellon, London Branch, as Trustee and Paying Agent and in any other capacity under the Indenture or this Sixth Supplemental Indenture is not a BRRD Party under the Indenture or this Sixth Supplemental Indenture.

“EEA Bail-in Power” means any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant Bail-in Legislation.

“EEA BRRD Liability” means a liability of the BRRD Party to the Company under the Indenture or this Sixth Supplemental Indenture, if any, in respect of which the EEA Bail-in Power may be exercised.

“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com.

“Relevant EEA Resolution Authority” means the resolution authority with the ability to exercise any EEA Bail-in Powers in relation to the BRRD Party.

SECTION 2.15 Acknowledgement with Respect to Treatment of BRRD Liabilities. Any references to the “Trustee” in Article 12.02 of the Base Indenture shall be deemed to refer to the Trustee and The Bank of New York Mellon SA/NV, Luxembourg Branch.

SECTION 2.16 Benchmark Transition Provisions. The Company shall promptly give notice of the determination of the Benchmark Replacement, the Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes to the Trustee, the Paying Agent, the Calculation Agent and the Holders of the Securities; provided that failure to provide such notice shall have no impact on the effectiveness of, or otherwise invalidate, any such determination.

ARTICLE III

AMENDMENTS TO THE BASE INDENTURE

SECTION 3.01 Amendments to the Base Indenture. The Base Indenture shall hereby be amended as follows:

(a) The first paragraph of Section 3.03 of the Base Indenture is hereby amended and restated in its entirety to read as follows with respect to Senior Debt Securities issued on or after the date hereof:

“Section 3.03 Execution, Authentication, Delivery and Dating. The Senior Debt Securities and any Coupons shall be executed on behalf of the Company by any two of the following: any of its Authorized Officers or any Director or Vice President in the Capital Markets Execution section (or any successor section thereto) of Barclays Treasury. The signature of any of these officers on the Senior Debt Securities or the Coupons may be manual, facsimile or electronic. Senior Debt Securities or Coupons bearing the manual, facsimile or electronic signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Senior Debt Securities or Coupons.”

(b) The fifth paragraph of Section 3.03 of the Base Indenture is hereby amended and restated in its entirety to read as follows:

“No Senior Debt Security or Coupon appertaining thereto shall be entitled to any benefit under this Senior Debt Securities Indenture or be valid or obligatory for any purpose unless there appears on such Senior Debt Security a certificate of authentication substantially in the form provided for herein executed by or on behalf of the Trustee by manual, facsimile or electronic signature, and such certificate upon any Senior Debt Security shall be conclusive evidence, and the only evidence, that such Senior Debt Security has been duly authenticated and delivered hereunder and that such Senior Debt Security or Coupon is entitled to the benefits of this Senior Debt Securities Indenture. Notwithstanding the foregoing, if any Senior Debt Security shall have been authenticated and delivered hereunder but never issued and sold by the Company, and the Company shall deliver such Senior Debt Security to the Trustee for cancellation as provided in Section 3.09, for all purposes of this Senior Debt Securities Indenture such Senior Debt Security shall be deemed never to have been authenticated and delivered hereunder and shall never be entitled to the benefits of this Senior Debt Securities Indenture.”

(c) In Sections 11.10, 11.11 and 11.12, the phrase “the PRA and/or any other relevant national or European authority” is replaced with “the Relevant U.K. Resolution Authority.”

(d) In Sections 11.10 and 11.12, the phrase “in either case” is deleted.

(e) Any supplemental indenture and any other document delivered in connection with the Base Indenture relating to Senior Debt Securities authenticated, delivered and issued on or after the date of this Sixth Supplemental Indenture may be signed by or on behalf of the signing party by manual, facsimile or electronic signature.

ARTICLE IV

MISCELLANEOUS PROVISIONS

SECTION 4.01 Effectiveness. This Sixth Supplemental Indenture shall become effective upon its execution and delivery.

SECTION 4.02 Original Issue. The Securities may, upon execution of this Sixth Supplemental Indenture, be executed by the Company and delivered by the Company to the Trustee for authentication, and the Trustee shall, upon a Company Order, authenticate and deliver such Securities as in such Company Order provided.

SECTION 4.03 Ratification and Integral Part. The Base Indenture as supplemented by this Sixth Supplemental Indenture, is in all respects ratified and confirmed, including without limitation all the rights, immunities and indemnities of the Trustee, and this Sixth Supplemental Indenture shall be deemed an integral part of the Base Indenture in the manner and to the extent herein and therein provided.

SECTION 4.04 Priority. This Sixth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. The provisions of this Sixth Supplemental Indenture shall, with respect to the Securities and subject to the terms hereof, supersede the provisions of the Base Indenture to the extent the Base Indenture is inconsistent herewith.

SECTION 4.05 Not Responsible for Recitals or Issuance of Securities. The recitals contained herein and in the Securities, except the Trustee’s certificate of authentication, shall be taken as the statements of the Company, and neither the Trustee nor any authenticating agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Sixth Supplemental Indenture or of the Securities, except that the Trustee represents and warrants that it has duly authorized, executed and delivered this Sixth Supplemental Indenture. Neither the Trustee nor any authenticating agent shall be accountable for the use or application by the Company of the Securities or the proceeds thereof.

SECTION 4.06 Successors and Assigns. All covenants and agreements in the Base Indenture, as supplemented and amended by this Sixth Supplemental Indenture, by the Company shall bind its successors and assigns, whether so expressed or not.

SECTION 4.07 Counterparts. This Sixth Supplemental Indenture may be executed manually, by facsimile or by electronic signature in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 4.08 Governing Law. This Sixth Supplemental Indenture and the Securities shall be governed by and construed in accordance with the laws of the State of New York, except for the waiver of set-off provisions set forth in Section 5.03(c) of the Base Indenture, which shall be governed by and construed in accordance with English law, and except that the authorization and execution of this Sixth Supplemental Indenture and the Securities shall be governed (in addition to the laws of the State of New York relevant to execution) by the respective jurisdictions of organization of the Company and the Trustee, as the case may be.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed as of the day and year first above written.

BARCLAYS PLC

By:	/s/ Miray Muminoglu
Name: Miray Muminoglu
Title: Managing Director

THE BANK OF NEW YORK MELLON, LONDON BRANCH, AS TRUSTEE AND PAYING AGENT

By:	/s/ Tom Vanson
Name: Tom Vanson
Title: Authorised Signatory

THE BANK OF NEW YORK MELLON SA/NV, LUXEMBOURG BRANCH, AS SENIOR DEBT SECURITY REGISTRAR

By:	/s/ Tom Vanson
Name: Tom Vanson
Title: Authorised Signatory

[Signature Page to Sixth Supplemental Indenture]

ANNEX I

Interest Terms of the Securities

Interest Terms of the Securities

Fixed Rate Period:	From (and including) the Issue Date, to (but excluding) May 7, 2025 (the “Par Redemption Date”).

Floating Rate Period:	From (and including) the Par Redemption Date, to (but excluding) the Stated Maturity.

Fixed Interest Rate:	During the Fixed Rate Period, interest on the Securities will accrue at a rate of 2.852% per annum.

Floating Interest Rate:	During the Floating Rate Period, interest on the Securities will accrue at a rate equal to LIBOR, as determined on the applicable Interest Determination Date, plus the Margin per annum. The Floating Interest Rate will be reset quarterly on each Interest Reset Date. After a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the Floating Interest Rate will thereafter be determined by reference to the Benchmark Replacement.

Margin:	The “Margin” is 2.452%.

Fixed Rate Interest Payment Dates:	Every May 7 and November 7 in each year, commencing on November 7, 2020 and ending on the Par Redemption Date; provided that if any scheduled Fixed Rate Interest Payment Date is not a Business Day, the Fixed Rate Interest Payment Date will be postponed to the next succeeding Business Day, but interest on that payment will not accrue during the period from and after the scheduled Fixed Rate Interest Payment Date.

Floating Rate Interest Payment Dates:	August 7, 2025, November 7, 2025, February 7, 2026 and the Stated Maturity (the “Floating Rate Interest Payment Dates” and each a “Floating Rate Interest Payment Date”); provided that if any scheduled Floating Rate Interest Payment Date, other than the Stated Maturity, is not a Business Day, the Floating Rate Interest Payment Date will be postponed to the next succeeding Business Day, except that if that Business Day falls in the next succeeding calendar month, the Floating Rate Interest Payment Date will be the immediately preceding Business Day.

Interest Reset Dates:	The Par Redemption Date, August 7, 2025, November 7, 2025 and February 7, 2026 (each an “Interest Reset Date”). If any Interest Reset Date would fall on a day that is not a Business Day, the Interest Reset Date will be postponed to the next succeeding Business Day, except that if that Business Day falls in the next succeeding calendar month, the Interest Reset Date will be the immediately preceding Business Day.

Floating Rate Interest Periods:	The period beginning on, and including, a Floating Rate Interest Payment Date and ending on, but not including, the next succeeding Floating Rate Interest Payment Date (each a “Floating Rate Interest Period”), provided that the first Floating Rate Interest Period will begin on and include the Par Redemption Date and will end on, but exclude, August 7, 2025.

Interest Determination Dates:	The second London Banking Day preceding the applicable Interest Reset Date.

Day Count:	30/360, Following, Unadjusted (during the Fixed Rate Period). Actual/360, Modified Following, Adjusted (during the Floating Rate Period).

Interest Payment Dates:	Each of the Fixed Rate Interest Payment Dates and the Floating Rate Interest Payment Dates (each an “Interest Payment Date”).

LIBOR:	The three-month U.S. dollar London Interbank Offered Rate.

London Banking Day:	Any day on which dealings in U.S. dollars are transacted in the London interbank market.

Calculation Agent:	The Bank of New York Mellon, London Branch, or its successor appointed by the Company.
Calculation of LIBOR:

LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

(1)With respect to any Interest Determination Date, LIBOR will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars having a maturity of three months commencing on the related Interest Reset Date that appears on Reuters Page LIBOR01 at approximately 11:00 a.m., in the City of New York, on that Interest Determination Date. If no such rate appears, then LIBOR, in respect of that Interest Determination Date, will be determined in accordance with the provisions described in (2) below; and

(2)With respect to an Interest Determination Date on which no rate appears on Reuters Page LIBOR01 (in circumstances other than those described under the Benchmark Transition Provisions, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market (which may include affiliates of the underwriters), as selected and identified by the Company, to provide its offered quotation (expressed as a percentage per annum) for deposits in U.S. dollars for the period of three months, commencing on the related Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then LIBOR on that Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the City of New York, on the Interest Determination Date by three major banks in The City of New York (which may include affiliates of the underwriters) selected and identified by the Company for loans in U.S. dollars to leading European banks, for a period of three months, commencing on the related Interest Reset Date, and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two such rates are so provided, LIBOR on the Interest Determination Date will be the arithmetic mean of such rates. If fewer than two such rates are so provided, LIBOR on the Interest Determination Date will be equal to LIBOR in effect with respect to the immediately preceding Interest Determination Date or, in the case of the first Interest Determination Date, the rate of interest on the Securities for the relevant Floating Rate Interest Period will be equal to the Fixed Interest Rate.

“Reuters Page LIBOR01” means the display that appears on Reuters Page LIBOR01 or any page as may replace such page on such service (or any successor service) for the purpose of displaying London interbank offered rates of major banks for U.S. dollars.

All percentages resulting from any calculation of the Floating Interest Rate will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts would be rounded to the nearest cent, with one-half cent being rounded upward.

All calculations made by the Calculation Agent for the purposes of calculating interest on the Securities shall be conclusive and binding on the Holders of the Securities, the Company and the Trustee, absent manifest error.

For any Floating Rate Interest Period, if LIBOR is negative, then it would reduce the Floating Interest Rate payable for such interest period below the specified Margin. Accordingly, Holders may receive a Floating Interest Rate that is lower than the specified Margin. In any event, the Floating Interest Rate will not be less than zero.

Notwithstanding the foregoing provisions, if the Company or the Company’s designee determines on or prior to the relevant Interest Determination Date that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR or the then-current Benchmark, then the provisions set forth below under “Effect of Benchmark Transition Event,” which are referred to as the “Benchmark Transition Provisions” will thereafter apply to all determinations of the Floating Interest Rate payable on the Securities during the Floating Rate Period; provided, that no Benchmark Replacement will be adopted if and to the extent that the Company determines, in the Company’s sole discretion, that such Benchmark Replacement prejudices, or could reasonably be expected to prejudice, after the application of the applicable Benchmark Replacement Adjustment, the Benchmark Replacement Conforming Changes and the further decisions and determinations as described below, the eligibility of the Securities to count towards the Group’s minimum requirement for own funds and eligible liabilities for purposes of, and in accordance with, the Capital Regulations; provided further that, if we have determined not to adopt the Benchmark Replacement in accordance with the proviso set forth above and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR or the then-current Benchmark, the Floating Interest Rate for such Floating Rate Interest Period and subsequent Floating Rate Interest Periods will be equal to the Floating Interest Rate in effect for the immediately preceding Floating Rate Interest Period or, in the case of the first Interest Determination Date, the rate of interest on the Securities for such Floating Rate Interest Period and subsequent Floating Rate Interest Periods will be equal to the Fixed Interest Rate. In accordance with the Benchmark Transition Provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the amount of interest that will be payable for each Floating Rate Interest Period will be an annual rate equal to the sum of the Benchmark Replacement and the Margin.

Effect of Benchmark Transition Event:	Benchmark Replacement. If the Company or the Company’s designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Securities in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Company or the Company’s designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

Decisions and Determinations. Any determination, decision or election that may be made by the Company or the Company’s designee pursuant to a Benchmark Transition Event, including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, may be made in the Company or the Company’s designee’s sole discretion and, notwithstanding anything to the contrary in the documentation relating to the Securities, shall become effective without consent from the holders of the Securities or any other party.

In connection with the Benchmark Replacement Conforming Changes or other modifications pursuant to the Benchmark Transition Provisions, neither the Trustee nor the Calculation Agent shall be required to effect any amendments that affect their own rights, duties or immunities under the Base Indenture or otherwise.

EXHIBIT A

Form of Global Note

THIS SECURITY IS A GLOBAL REGISTERED SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (OR ANY SUCCESSOR CLEARING SYSTEM) (“DTC”), TO BARCLAYS PLC, OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

This Security is one of a duly authorized issue of securities of the Company (as defined below) (herein called the “Securities” and each, a “Security”) issued and to be issued in one or more series under and governed by the Senior Debt Securities Indenture, dated as of January 17, 2018 (as heretofore amended and supplemented, the “Base Indenture”), as amended and supplemented by the Sixth Supplemental Indenture, dated as of May 7, 2020 (the “Sixth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

Notwithstanding any other agreements, arrangements, or understandings between the Company and any Holder or Beneficial Owner of the Securities, by acquiring the Securities, each Holder and Beneficial Owner of the Securities acknowledges, accepts, agrees to be bound by, and consents to, the exercise of any U.K. Bail-in Power by the Relevant U.K. Resolution Authority (as those terms are defined in the Base Indenture) and the provisions set forth in Section 12.01 of the Base Indenture.

In accordance with Article 13 of the Base Indenture, each Holder and Beneficial Owner of the Securities that acquires the Securities in the secondary market shall be deemed to acknowledge, agree to be bound by, and consent to, the same provisions set forth in the Securities and the Indenture to the same extent as the Holders and Beneficial Owners of the Securities that acquire the Securities upon their initial issuance, including, without limitation, with respect to the acknowledgement and agreement to be bound by, and consent to, the terms of the Securities, including in relation to the provisions contained in Section 5.03(c) and Section 12.01 of the Base Indenture.

2.852% Fixed-to-Floating Rate Senior Notes due 2026

No. 00[●]	$[●]

CUSIP NO. 06738E BL8

ISIN NO. US06738EBL83

COMMON CODE NO. 217037255

BARCLAYS PLC, a company duly incorporated and existing under the laws of England and Wales (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of US$[•] ([•]) on May 7, 2026 (the “Maturity Date”), except as otherwise provided herein, and to pay interest thereon, in accordance with the terms hereof. Interest shall accrue on this Security from May 7, 2020 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, until the principal hereof is paid or made available for payment. Interest shall be paid semi-annually in arrear on May 7 and November 7 of each year (each, a “Fixed Rate Interest Payment Date”), commencing on November 7, 2020 and ending on May 7, 2025 (the “Par Redemption Date”), except as otherwise provided herein, at the rate of 2.852% per annum. Thereafter, interest shall be paid quarterly in arrear on August 7, 2025, November 7, 2025, February 7, 2026 and the Maturity Date (each, a “Floating Rate Interest Payment Date” and, together with the Fixed Rate Interest Payment Dates, an “Interest Payment Date”), except as otherwise provided herein, at a floating rate equal to the three-month U.S. dollar London Interbank Offered Rate (“LIBOR”), reset quarterly, plus 2.452% per annum (the “Margin”), as described below, subject to the Benchmark Transition Provisions set forth in Annex I to the Sixth Supplemental Indenture.

The interest rate on the Securities for any Floating Rate Interest Period will be LIBOR, as determined on the applicable Interest Determination Date, plus the Margin, subject to the Benchmark Transition Provisions set forth in Annex I to the Sixth Supplemental Indenture. During the Floating Rate Period, the interest rate on the Securities will be reset quarterly on each Interest Reset Date. Subject to the limitations specified on the reverse of this Security, interest on the Securities shall be computed and payable in arrear and on the basis of a 360 day year of twelve 30 day months during the Fixed Rate Period and on the basis of the actual number of days in each Floating Rate Interest Period and a 360-day year during the Floating Rate Period.

The Calculation Agent, initially the Bank of New York Mellon, London Branch (the “Calculation Agent”), will determine LIBOR in any circumstance where the Calculation Agent is so required under the terms of the Securities and the Indenture, in accordance with the provisions set forth in Annex I to the Sixth Supplemental Indenture. Notwithstanding the above, if the Company or the Company’s designee determines on or prior to the relevant Interest Determination Date that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR, then the Benchmark Transition Provisions set forth in Annex I to the Sixth Supplemental Indenture will thereafter apply to all determinations of the Floating Interest Rate payable on the Securities during the Floating Rate Period; provided that no Benchmark Replacement will be adopted if and to the extent that the Company determines, in the Company’s sole discretion, that such Benchmark Replacement prejudices, or could reasonably be expected to prejudice, after the application of the applicable Benchmark Replacement Adjustment, the Benchmark Replacement Conforming Changes and the further decisions and determinations as described in the Sixth Supplemental Indenture, the eligibility of the Securities to count toward the Company’s minimum requirements for own funds and eligible liabilities for the purposes of, and in accordance with the Capital Regulations.

In accordance with the Benchmark Transition Provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the amount of interest that will be payable for each Floating Rate Interest Period will be an annual rate equal to the sum of the Benchmark Replacement and the Margin.

All calculations made by the Calculation Agent for the purposes of calculating the interest rate on the Securities shall be conclusive and binding on the Holders of the Securities, the Company and the Trustee, absent manifest error.

If any scheduled Fixed Rate Interest Payment Date is not a Business Day, the Fixed Rate Interest Payment Date shall be postponed to the next succeeding Business Day (as defined below), but interest on that payment will not accrue during the period from and after the scheduled Fixed Rate Interest Payment Date. If any scheduled Floating Rate Interest Payment Date is not a Business Day, the Floating Rate Interest Payment Date shall be postponed to the next succeeding Business Day, except that if that Business Day falls in the next succeeding calendar month, the Floating Rate Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date or date of redemption or repayment is not a Business Day, the payment of interest and principal and/or any amount payable upon redemption or repayment of the Securities will be made on the next succeeding Business Day, but interest on that payment will not accrue during the period from and after such Maturity Date or date of redemption or repayment. If the Securities are redeemed, unless the Company defaults on payment of the Redemption Price, interest will cease to accrue on the Redemption Date on the Securities called for redemption. A “Business Day” means any weekday, other than one on which banking institutions are authorized or obligated by law, regulation or executive order to close in London, England or in the City of New York, United States.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name the relevant Security (or any Predecessor Security) is registered at the close of business on the Regular Record Date for such interest.

No repayment of the principal amount of the Securities or payment of interest on the Securities shall become due and payable after the exercise of any U.K. Bail-in Power by the Relevant U.K. Resolution Authority, unless such repayment or payment would be permitted to be made by the Company under the laws and regulations of the United Kingdom and the European Union applicable to the Company.

Payments of principal of and interest, if any, on the Securities shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts and such payments shall be made through one or more Paying Agents appointed under the Indenture to the Holder or Holders of this Security. Initially, the Paying Agent for the Securities shall be The Bank of New York Mellon, London Branch, One Canada Square, London E14 5AL, United Kingdom and the Place of Payment in respect of the Securities shall be the Corporate Trust Office of the Trustee, which as of the date hereof is hereby designated for purposes of the Securities initially as the office or agency of the Trustee located at said address. Initially, the Senior

Debt Security Registrar for the Securities shall be The Bank of New York Mellon SA/NV, Luxembourg Branch, 2-4 Rue Eugene Ruppert, Vertigo Building – Polaris, Luxembourg, 2453, Luxembourg (which location shall also be a Place of Payment for purposes of Section 3.05(a) of the Base Indenture). The Company at any time and from time to time may change the Paying Agent or, subject to Section 9.01 of the Base Indenture, the Place of Payment, and the Senior Debt Security Registrar without prior notice to the Holders of the Securities, and in such an event the Company may act as Paying Agent or Security Registrar. Payments of principal of and interest on the Securities shall be made by wire transfer of immediately available funds; provided, however, that in the case of payments of principal, this Security is first surrendered to the Paying Agent.

This Security shall be governed by and construed in accordance with the laws of the State of New York, except for the waiver of set-off provisions referenced herein and set forth in Section 5.03(c) of the Base Indenture which shall be governed by and construed in accordance with English law.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture, as defined herein.

THIS SECURITY IS NOT A DEPOSIT AND IS NOT COVERED BY THE U.K. FINANCIAL SERVICES COMPENSATION SCHEME OR INSURED BY THE UNITED STATES FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OF THE UNITED STATES, THE UNITED KINGDOM OR ANY OTHER JURISDICTION.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, directly or through an Authenticating Agent, by manual, facsimile or electronic signature of an authorized signatory, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Date:	BARCLAYS PLC

By:
Name:
Title:

By:
Name:
Title:

Trustee’s Certificate of Authentication

This is one of the Securities of the series designated herein referred to in the Indenture.

Date:	THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

[Signature Page to Fixed-to-Floating Rate Global Note No [•]]

(Reverse of Security)

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities” and each, a “Security”) issued and to be issued in one or more series under and governed by the Senior Debt Securities Indenture, dated as of January 17, 2018 (herein called the “Base Indenture”), between the Company and The Bank of New York Mellon, London Branch, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture (as defined below)) as amended and supplemented by the Sixth Supplemental Indenture, dated as of May 7, 2020 (the “Sixth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), and reference is hereby made to the Indenture, the terms of which are incorporated herein by reference, for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. Insofar as the provisions of the Indenture conflict with this Security, the Indenture shall control for purposes of this Security. All terms used in this Security that are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

This Security is one of the series designated on the face hereof, limited to an aggregate principal amount of $1,750,000,000, which amount may be increased at the option of the Company if in the future it determines that it may wish to sell additional Securities of this series. References herein to “this series” mean the series designated on the face hereof.

For purposes of this Security:

“Fixed Rate Interest Period” means the period beginning on (and including) a Fixed Rate Interest Payment Date and ending on (but not including) the next succeeding Fixed Rate Interest Payment Date; provided that the first Fixed Rate Interest Period will begin on and include May 7, 2020 and will end on (but exclude) November 7, 2020.

“Fixed Rate Period” means the period beginning on (and including) May 7, 2020 and ending on (but not including) the Par Redemption Date.

“Floating Rate Interest Period” means the period beginning on (and including) a Floating Rate Interest Payment Date and ending on (but not including) the next succeeding Floating Rate Interest Payment Date, provided that the first Floating Rate Interest Period will begin on and include the Par Redemption Date and will end on, but exclude, August 7, 2025.

“Floating Rate Period” means the period beginning on (and including) the Par Redemption Date and ending on (but not including) the Maturity Date.

“Interest Determination Date” means the second London Banking Day preceding the applicable Interest Reset Date.

“Interest Reset Date” means the Par Redemption Date, August 7, 2025, November 7, 2025 and February 7, 2026; provided that if any Interest Reset Date falls on a day that is not a Business Day, the Interest Reset Date will be postponed to the next succeeding Business Day, except that if that Business Day falls in the next succeeding calendar month, the Interest Reset Date will be the immediately preceding Business Day.

“London Banking Day” means any day on which dealings in U.S. dollars are transacted in the London interbank market.

The provisions set forth in Section 10.04 of the Base Indenture are applicable to this Security. In addition, the Company agrees, to the extent the Company has actual knowledge of such information, to provide the Paying Agent with sufficient information about any modification to the terms of the Securities for the purposes of determining whether FATCA Withholding Tax applies to any payment of principal or interest in the Securities.

The Company may redeem the Securities pursuant to Section 2.04 of the Sixth Supplemental Indenture. The Company may also redeem the Securities pursuant to Section 11.09 of the Base Indenture and/or Section 2.05 of the Sixth Supplemental Indenture. Any redemption of Securities by the Company is subject to the notice period and provisions set forth in Sections 11.02 and 11.04 of the Base Indenture and in Section 2.13 of the Sixth Supplemental Indenture, and to the conditions set forth in Section 11.10 of the Base Indenture, as amended by the Sixth Supplemental Indenture.

The Company may repurchase the Securities pursuant to Section 11.12 of the Base Indenture, as amended by the Sixth Supplemental Indenture.

All authority conferred or agreed to be conferred by each Holder and Beneficial Owner pursuant to this Security, including the consents given by such Holder and Beneficial Owner, shall be binding upon the successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of such Holder and Beneficial Owner.

The Securities shall constitute the Company’s direct, unconditional, unsecured and unsubordinated obligations and shall rank as set forth in Section 2.01(k) of the Sixth Supplemental Indenture.

The Securities are subject to the waiver of set-off provisions set forth in Section 5.03(c) of the Base Indenture.

This Security is subject to the provisions regarding the U.K. Bail-in Power Acknowledgement set forth in Section 12.01 of the Base Indenture, subject to the provisions of Section 2.14 of the Sixth Supplemental Indenture.

The Securities are subject to provisions set forth in Article 5 of the Base Indenture, provided that the terms of Section 5.01, Section 5.02 and Section 5.03 (except for Section 5.03(c) and Section 5.03(f)) of the Base Indenture shall not apply to the Securities and shall be replaced in their entirety by the enforcement events and remedies set forth in the second and third following paragraphs and as contemplated by Section 2.07 of the Sixth Supplemental Indenture.

The Securities will also be subject to the limitation of remedies provisions set forth in Section 2.07 of the Sixth Supplemental Indenture, and the provisions of Section 2.08, Section 2.09, Section 2.10, Section 2.11 and Section 2.12 of the Sixth Supplemental Indenture.

If a Winding-Up Event occurs, the principal amount of this Security, together with any accrued but unpaid interest thereon, shall become immediately due and payable, without the need of any further action on the part of the Trustee, the Holders or any other Person.

If a Non-Payment Event occurs, the Trustee may, at its discretion, and without further notice to the Company, institute proceedings in England (or such other jurisdiction in which the Company may be organized) (but not elsewhere) for the winding-up of the Company and/or prove in a winding-up of the Company and/or claim in a liquidation or administration of the Company.

The Indenture permits the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities to be affected under the Indenture as contemplated by Article 9 of the Base Indenture. To the extent required by the U.S. Trust Indenture Act of 1939, as amended, but otherwise notwithstanding any other provision in this Security, the Holder of this Security shall have the right to receive (subject to Section 3.07 of the Base Indenture) payment of any principal of, and interest on, this Security when due (or, in the case of redemption, on or after the Redemption Date), and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder or holder.

This Security, and any other Securities of this series and of like tenor, are issuable only in registered form without coupons in initial denominations of $200,000 and increments of $1,000 thereafter. The denominations cannot be changed without the consent of the Trustee. The provisions on registration, transfer, or exchange, of the Securities set forth in Section 3.05 of the Base Indenture are applicable to the Securities.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security shall be governed by and construed in accordance with the laws of the State of New York, except for the waiver of set-off provisions referenced herein and set forth in Section 5.03(c) of the Base Indenture, which shall be governed by and construed in accordance with English law.